FUND ACCOUNTING AND SERVICES AGREEMENT

Fund Accounting and Services Agreement (the “Agreement”) made this 3rd) day of December, 2004, between California Investment Trust and California Investment Trust II, two trusts, established under the laws of the State of Massachusetts (collectively the “Trust”) and ALPS Mutual Funds Services, Inc., a Colorado corporation having its principal office at 1625 Broadway, Suite 2200, Denver, Colorado 80202 (the “Agent”).

WHEREAS, the Trusts are open end management investment companies registered under the Investment Company Act of 1940, as amended, presently consisting of 12 funds, with nine funds having two classes of shares and three funds having one class of shares, listed in Appendix A attached hereto; each of such investment funds and any additional investment funds that may be established by the Trusts is referred to herein individually as a “Fund” and collectively as the “Funds”; and

WHEREAS, the Agent provides certain fund accounting services to investment companies; and

WHEREAS, Trusts desires to appoint the Agent as agent to perform certain bookkeeping and pricing services for the Funds on behalf of the Trusts, and the Agent has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.          Agent Appointed Bookkeeping and Pricing Agent. The Trusts hereby appoint the Agent as bookkeeping and pricing agent for the Funds and the Agent agrees to provide the fund accounting and other specified services to each of the Funds as set forth in Appendix B, as may be amended from time to time, upon the terms and condition hereinafter set forth. The Agent accepts such appointment and agrees to furnish ‘such specified services.

2.          Definitions. In this Agreement the terms below have the following meanings:

(a)        Authorized Person. Authorized Person means any of the persons duly authorized to giver Proper Instructions or otherwise act on behalf of the Trusts by appropriate resolution of the Boards of Trustee & of the Trusts and listed on the Authorized Person Appendix attached hereto and made a part hereof or any amendment thereto as may be received by the Agent. The Trusts will at all times maintain on file with the Agent certification, in such form as may be acceptable to the Agent, of (i) the names and signatures of the Authorized Person(s) and (ii) the names of the members of the Boards of Trustees of the Trusts, it being understood that upon the occurrence of any change in the information set forth in the most recent certification on file (including without limitation any person names in the most recent certification who is no longer an Authorized Person as designated therein), the Trust will provide a new or amended certification setting forth the change. An Authorized Person’s scope of authority may be limited by the Trust by setting forth such limitation in the Agent certification. The Agent will be entitled to rely upon any Proper Instruction (defined below) which has been signed by person(s) named in the most recent certification.

(b)        Proper Instructions. Proper Instructions means any request, instruction or certification actually received by the Agent and signed by two or more Authorized Persons. Oral instructions will be considered Proper Instructions if the Agent reasonably believes them to have been given by an Authorized Person and they are promptly confirmed in writing by the Trusts to the address for notice, e-mail or facsimile set forth below. If oral instructions, vary from the written instructions =which purport to confirm them, the Agent shall notify the Trusts of such variance. Once the variance is resolved, and if the Agent has not yet acted, the agent may rely on oral instructions received from the Trust, such oral instructions to be promptly confirmed in writing. Proper Instructions may include .communications effected directly between electro-mechanical or electronic devices as agreed upon by the parties hereto in writing.

3.          Duties of the Agent. The Agent agrees to provide the services listed in Appendix B attached hereto for the Trusts. The Agent shall for all purposes be deemed to be an independent contractor and shall, unless otherwise expressly authorized, have no authority to act for or represent the Trusts in any way or otherwise be deemed an agent of the Trust.

4.          Instructions to the Agent. The Agent shall act only upon Proper Instructions, except as otherwise provided in this Agreement. The Agent shall promptly take all appropriate steps necessary to carry out or comply with any Proper Instructions received from the Trusts.

5.          Agent Compensation. In consideration for the services to be performed by the Agent, the Agent shall be entitled to receive from the Trusts such compensation and reimbursement for all reasonable out-of-pocket expenses as may be agreed upon from time to time between the Agent and the Trusts in advance and in writing. The Trusts agree to pay the Agent compensation as, described in Appendix C attached hereto. In the event that Appendix ‘B is amended such that significant additional services as requested by the Trusts are required from the Agent on an on-going basis, with the approval of the Trusts, additional fees may be charged. The fee for the period from the day of the year this Agreement is entered into until the end of that year shall be prorated according to the proportion that such period bears to the full annual period.

6.          Right to Receive Advice.

(a)        Advice of the Trusts. If Agent is in doubt as to any action it should or should not take, Agent shall request directions or advice, including Proper Instructions, from the Trusts.

(b)        Advice of Counsel. If Agent shall be in doubt as to any question of law pertaining to any action, it should or should not take, Agent shall request advice from counsel, of its own choosing at its own expense.

(c)        Conflicting Advice. In the event of a conflict between directions, advice or Proper Instructions Agent receives from the Trusts and the advice Agent receives from counsel, Agent shall inform the Trust of the conflict and seek resolution.

(d)        Nothing in this subsection shall excuse, the Agent when an action or omission on the part of the Agent constitutes willful misfeasance, lack of good faith,

negligence or reckless disregard by the Agent of any duties, obligations or responsibilities set forth in this Agreement.

7.          Liability of the Agent.

(a)        The Agent may rely upon the written advice of counsel for the Trusts and the Trust’s, independent accountants and without negligence, the Agent shall not be liable for any actions reasonably taken in good faith reliance upon such advice or statements. The Agent may rely upon oral or written statements of the investment adviser(s) to the Trusts and the Agent shall not be liable for any actions reasonably taken in good faith reliance upon such advice or statements and without negligence.

(b)        Nothing herein contained shall be construed to protect the Agent against any liability to the Trusts or its shareholders to which the Agent would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties.

(c)        Except as may otherwise be provided by applicable law, neither the Agent nor its shareholders, officers, directors, employees or agents shall be subject to, and the Trusts shall indemnify and hold such persons harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of factual information furnished to the Agent by an Authorized Person of the Trusts.

(d)        The Agent shall ensure that it has and maintains Errors and Omissions Insurance for the services rendered under this Agreement of at least $1 million (provided the Boards of Trustees of the Trusts may by resolution approve some lesser amount). The Agent will maintain sufficient liquidity to cover any deductible amounts. The Agent shall provide to the Trust annually upon request a certificate from the appropriate errors and omissions insurance carrier(s) certifying that such Errors and Omissions Insurance is in full force and effect.

(e)        The Agent shall be obligated to exercise commercially reasonable care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement The Agent shall be liable for actual damages arising out of the Agent’s failure to perform its duties under this Agreement to the extent such damages arise out of the Agent’s ‘willful misfeasance, lack of good faith, negligence or reckless disregard of such duties.

(f)            The Agent agrees to indemnify and hold harmless the Trusts from all  taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the securities laws and any state or foreign securities and blue sky laws, and amendments thereto), and expenses, including (without limitation) reasonable attorneys’ fees and disbursements arising from any action or omission of the Agent’s own willful misfeasance, lack of good faith, negligence or reckless disregard of its duties and obligations under this Agreement. For any legal proceeding giving rise to this indemnification, the Agent Shall be entitled to defend or prosecute any claim in the name of the Trusts at the Agent’s own expense through counsel of its own choosing if it gives written notice to the Trust within ten (10) business days of receiving notice of such claim.

8.         Liability of the Trusts. The Trusts agree to indemnify and hold harmless the Agent from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the securities laws and any state or foreign securities and blue sky laws, and amendments thereto), and expenses, including (without limitation) reasonable attorneys’ fees and disbursements arising from any action or omission of the Trusts’ own willful misfeasance, lack of good faith, negligence or reckless disregard of its duties and obligations under this Agreement. For any legal proceeding giving rise to this indemnification, the Trusts shall be entitled to defend or prosecute any claim in the name of the Agent at the Trusts’ own expense through counsel of its own choosing if it gives written notice to the Agent within ten (10) business days of receiving notice of such.

9.         Reports. Whenever, in the course of performing its duties under this Agreement, the Agent determines, on the basis of information supplied to the Agent by the Trust or its authorized agents, that a violation of applicable law has occurred or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, the Agent shall promptly notify the Trusts and their counsel.

10.        Activities of the Agent. The services of the Agent under this Agreement are not to be deemed exclusive, and the Agent shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

11.        Accounts and Records. The accounts and records maintained by the Agent shall be the property of the Trusts. Such accounts and, records shall be prepared, maintained and preserved as required by the Investment Company Act and other applicable securities laws, rules and regulation. Such accounts and records shall be surrendered to the Trusts promptly upon receipt of Proper Instructions from the Trusts in the form in which such accounts and records have been maintained or preserved. The Trusts and Authorized Persons shall have access to such accounts and records at all times during the Agent’s normal business hours. Upon the reasonable request of the Trusts, copies of any such books and records , shall he provided by the Agent to the Trusts or to an Authorized Person, any out:-of-pocket costs incurred by the Agent in providing such books and records will be paid by the Trusts. The Agent shall assist the Trusts, the Trusts’ independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the. Trust’s accounts and records, and reports by, the Agent or, its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

12.       Confidentiality. The Agent agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all other information germane thereto (past, present and future), as confidential and not to be disclosed to any person except as may be authorized by the Trusts in Proper Instructions in writing.

13.       Compliance with Rules and Regulations. The Agent undertakes to comply with all applicable requirements of the Investment Company Act and other, applicable securities laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Agent hereunder. Except as specifically set forth herein, the Agent assumes no responsibility for such compliance by the Trusts or any Fund.

14.       Business Interruption Plan. The Agent shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, the Agent shall, at no additional expense to the Trusts, take reasonable steps to minimize service interruptions. The Agent shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by the Agent’s own willful misfeasance, lack of good faith, negligence or reckless disregard of its duties or obligations under this Agreement.

15.        Duration and Termination of this Agreement. The term of this Agreement shall be from the date first above stated until June 30, 2009 (“Initial Term”) from the date first stated above until terminated for cause by either the Trusts or Agent. After the Initial Term, this Agreement will renew automatically from year to year (each such renewal year and the Initial Term, each a “Term”). After the initial term, this Agreement may be terminated by either party upon at least sixty (60) days’ written notice to the other party. No later than one-hundred and eighty (180) days before the expiration of each Term the Agent will provide the Trusts with a proposed fee schedule. No later than ninety (90) days before the expiration of each Term the parties to this Agreement will agree upon a Fee Schedule for the upcoming Term.

Termination for “cause” shall mean:

(a)        Willful misfeasance, bad faith, negligence, abandonment, or reckless disregard on the part of the Agent with respect to its obligations and duties hereunder;

(b)        Regulatory, administrative, or judicial proceedings against the Agent which result in a determination that it has violated any rule, regulation, order, or law and which in the reasonable judgment of the Trusts, substantially impairs the performance of Agent’s obligations and duties hereunder;

(c)        Financial difficulties on the part of the Agent which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors;

(d)        The sale of substantially all assets of ALPS Mutual Funds Services, Inc. to an unaffiliated entity;

(e)        Any other circumstance which in the reasonable judgment of the Trusts substantially impairs the performance of the Agent’s obligations and duties hereunder.

Upon termination of this Agreement, the Agent shall deliver to the Funds or as otherwise directed in Proper Instructions all records and other’ documents made or accumulated in the performance of its duties for the Funds hereunder, at no cost to the Trusts or their affiliated entities. In the event of termination of this Agreement, the Trusts agree to pay the Agent promptly all amounts due the Transfer Agent hereunder for services performed and reasonable third-party out-of-pocket expenditures incurred prior to such termination advance of the Agent incurring such expense. Agent represents that it will cooperate and support reasonable activities and requests to help facilitate the transfer of such data to a new service provider and that this cooperation will continue past the duration of this agreement. In the event that such termination is for breach of this agreement, Agent will be responsible for all costs, including third party expenses.

16.        Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trusts without the prior written consent of the Agent, or by the Agent without the prior written consent of the Trusts.

17.        Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado, and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

18.        Names. The obligations of “CIT Funds” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trusts personally, but bind only the Trusts Property, and all persons dealing with any Fund of the Trusts must look solely to the Trusts Property belonging to such fund for the enforcement of any claims against the Trusts.

19.        Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, and such party has acted without negligence, bad faith or willful misconduct, such party shall not be liable for damages to the- other for any, damages resulting front such failure to perform or otherwise from such causes. In the event of a disaster rendering the Agent’s systems or facilities inoperable, the Agent will use all reasonable efforts to continue to provide services to the Trusts in accordance with the Agent’s then current Business Contingency plan, which includes such general back-up facilities as the Agent reasonably determines to be appropriate.

20.        Amendments to this Agreement. This Agreement may be amended or modified by a written agreement executed, by both parties and, if material, authorized or approved by a resolution of the Board of Trustees of the Trusts.

21.        Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Agent: ALPS Mutual Funds Services, Inc. 1625 Broadway, Suite 2200 Denver, Colorado 80202 Attn: General Counsel Fax: (303) 623-7850

To the Trusts: California Investment Trust & California Investment Trust II 44 Montgomery Street, Suite 2100 San Francisco, CA 94104-4708 Attn: Steve Rogers Fax: 415.421.2019

21.    Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

22.    Entire Agreement. This Agreement plus the documents in Appendix D, attached hereto, embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the Trusts and the Agent may embody in one or more separate documents their agreement, if any, with respect to delegated duties and oral instructions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CALIFORNIA INVESTMENT TRUST I CALIFORNIA INVESTMENT TRUST II
By: /s/ Steve C. Rogers
Name: Steve C. Rogers
Title: President

ALPS FUND SERVICES, INC.
By: /s/ Jeremy O. May
Name: Jeremy O. May
Title: Managing Director

APPENDIX A
Fund List

CIT FUNDS

CALIFORNIA TAX-FREE INCOME FUND
Investor Class

CALIFORNIA INSURED INTERMEDIATE FUND
Investor Class

CALIFORNIA TAX-FREE MONEY MARKET FUND
Investor Class

S&P 500 INDEX FUND
Investor Class
Class K

S&P MIDCAP INDEX FUND
Investor Class
Class K

S&P SMALLCAP INDEX FUND
Investor Class
Class K

EQUITY INCOME FUND
Investor Class
Class K

NASDAQ-100 INDEX FUND
Investor Class
Class K

EUROPEAN GROWTH & INCOME FUND
Investor Class
Class K

U.S. GOVERNMENT SECURITIES FUND
Investor Class
Class K

SHORT-TERM U.S. GOVT. BOND FUND
Investor Class
Class K

THE UNITED STATES TREASURY TRUST
Investor Class
Class K

APPENDIX B

SERVICES

Fund Accounting

•	Maintain separate accounts for each Fund, all as directed from time to time by Proper Instructions.

•	Compute net asset value and, as appropriate, compute yields, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity.

•
Obtain security market quotes from independent pricing services, if available, approved by the. Trusts, or if such quotes are unavailable, then obtain such prices pursuant to the Trusts’ valuation policies and procedures, and in either case calculate the market value of each Fund’s investments.

•	Timely calculate and transmit to NASDAQ each Fund’s daily net asset value and public

•
offering price (such determinations to be made in accordance with the provisions of the Trusts’ Declaration of Trust and the-then-current prospectuses and statements of additional information relating to the Funds, and any applicable resolutions and policies and procedures of the Board of Trustees of the Trust) and promptly communicate such values and prices to the Trusts and the Trusts’ transfer agent.

•
Maintain and keep current all books and records of the Funds as required by Section 31 of the Investment Company Act of 1940, as amended, and the rules thereunder, in connection with the Agent’s duties hereunder. The Agent shall comply with all laws, rules and regulations applicable to the performance of its obligations hereunder. Without limiting the generality of the foregoing, the Agent will prepare and maintain the following records upon receipt of information in proper form from Authorized Persons of the Trusts:

(i)	Cash receipts journal
(ii)	Cash disbursements journal
(iii)	Dividend records
(iv)	Purchase and sales - portfolio securities journals
(v)	Subscription and redemption journals
(vi)	Security ledgers
(vii)	Broker ledger
(viii)	General ledger
(ix)	Daily expense accruals
(x)	Daily income accruals
(xi)	Foreign currency journals
(xii)	Trial balances
(xiii)	Historical tax lots for each security

•	Verify investment buy/sell trade tickets when received from the investment advisor to the Trusts and reconcile trades with the Trusts’ custodian (the “Custodian”) for proper settlement;

•	Instruct Custodian to make disbursements from a Fund into the DDA account upon Written Instructions from the Trusts.

•	Provide the Trusts with daily Fund values, net asset values and other statistical data for each Fund as requested from time to time.

•
Provide the Trusts with information necessary for the timely preparation, of the Trust’s Federal, state and excise tax returns, prospectus updates, Rule 24f-2 filings, N-SAR filings, N-CSR filings, Form NQ filings, 13(f), filings, proxy statements and any additional requirements as may be added from time to time by regulatory or governmental agencies.

•	Assist in the preparation of certain reports, audits of accounts, and other matters of like nature, as reasonably requested from time to time by the Trusts.

•	Supply Fund data maintained on Agent’s system in an electronic format on an on-going basis, as agreed upon by the parties, and may be amended from time to time.

AUTHORIZED PERSONS APPENDIX
FUND ACCOUNTING AND SERVICES AGREEMENT

Name	Signature